Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000
CBIZ REPORTS SECOND-QUARTER AND FIRST-HALF 2010 RESULTS
EPS from continuing operations is $0.11 for the quarter vs. $0.11 a year ago
EPS of $0.38 includes restructuring charge of $0.02 for first half vs. $0.41 in prior year
Cash EPS is $0.23 for the quarter and $0.64 for six months
Cleveland, Ohio (July 27, 2010)—CBIZ, Inc. (NYSE: CBZ) today announced results for the second quarter and first half ended June 30, 2010.
CBIZ reported revenue of $180.8 million for the second quarter ended June 30, 2010, a decline of 2.3% compared with the $185.2 million reported for the second quarter of 2009. Revenue from newly acquired operations contributed $5.1 million to revenue in the second quarter compared with the same period a year ago. Same-unit revenue declined by 5.1%, or $9.5 million for the second quarter 2010, compared to the same period a year ago. CBIZ reported income from continuing operations for the quarter of $6.9 million, or $0.11 per diluted share, compared with $6.9 million, or $0.11 per diluted share in the second quarter of 2009.
For the six-month period ended June 30, 2010, CBIZ reported revenue of $391.1 million compared with $401.6 million for the comparable six-month period a year ago. Same-unit revenue decreased by 5.4%, or $21.7 million, for the first six months of 2010 compared to the same period a year ago. Acquisitions contributed $11.1 million to revenue growth for the first half of 2010. Net income from continuing operations was $23.8 million for the first six months of 2010, or $0.38 per diluted share, compared with $25.3 million for the first six months of 2009, or $0.41 per diluted share.
Results for the six months include a pre-tax charge of approximately $1.4 million related to integration activities of Goldstein Lewin & Company which was acquired in the first quarter 2010. Also included in the six months results was an increase in legal expenses of approximately $1.3 million which was related to bringing several long standing matters to a successful conclusion. These charges were primarily incurred in the first quarter of 2010, and the impact on fully diluted earnings per share for the six months was approximately $0.03 per share.
During the second quarter, the Company repurchased approximately 1.1 million shares of its common stock at a cost of approximately $7.1 million. The outstanding balance of the Company’s unsecured bank line of credit at June 30, 2010 was $115.0 million compared with a balance of $110.0 million at December 31, 2009.

On June 4, 2010, the Company established a new $275 million unsecured bank credit facility to expire in 2014 that replaced its previous $214 million credit facility.
Cash earnings per share, a non-GAAP measure that includes major non-cash charges to income from continuing operations, was $0.23 for the second quarter compared with $0.23 a year ago, and $0.64 for the six months ended June 30, 2010 compared with $0.64 per share a year ago. A schedule which reconciles Cash EPS with GAAP EPS is attached. EBITDA for the second quarter ended June 30, 2010 was $18.1 million, and for the six months ended June 30, 2010 was $54.3 million.
“As expected, the economic environment in 2010 continues to present revenue growth challenges as high rates of unemployment continue to persist and the mid-sized business clients typically served by CBIZ are not yet experiencing an increase in activity. We have taken actions to carefully manage costs and results in both our Financial Services and Employee Services segments are generally in line with expectations for the first six months and we have been able to improve margins in each of these two segments despite the revenue challenges,” stated Steven L. Gerard, Chairman and CEO. “Our cash flow from operations is positive for the first six months, and our balance sheet continues to be strong. We completed two acquisitions in the first half of 2010 and we are continuing to assess a number of potential acquisition opportunities,” stated Mr. Gerard.
“The volume of activity within our MMP business has increased slightly in the second quarter from the decline experienced in the first quarter, but continues to be impacted from the industry-wide reduction in the volume of procedures primarily in the radiology practices we serve. The decline we experienced in the first half of the year has impacted earnings by approximately $0.05 per share. Because of the trends we have seen in the second quarter, we expect that second half financial results within this segment will be relatively flat compared with prior year. As a result, it will be difficult to achieve our 2010 goal of increasing earnings per share by 4%, or more, however, we expect that full year earnings per share for CBIZ in 2010 will be within a close range of the $0.52 per share reported in 2009. We also expect that full year EBITDA for 2010 will be within a similar range of the $85 million that we achieved in 2009,” concluded Mr. Gerard.
CBIZ will host a conference call later this morning to discuss its results. The call will be webcast in a listen-only mode over the Internet for the media and the public, and can be accessed at www.cbiz.com. Investors and analysts can participate in the conference call by dialing 1-800-559-9370 several minutes before 11:00 a.m. (ET). If you are dialing from outside the United States, dial 1-847-619-6819. A replay of the call will be available starting at 1:00 p.m. (ET) July 27, through midnight (ET), July 30, 2010. The dial-in number for the replay is 1-877-213-9653. If you are listening from outside the United States, dial 1-630-652-3041. The access code for the replay is 27458829. A replay of the webcast will also be available on the Company’s web site at www.cbiz.com.
CBIZ, Inc. provides professional business services that help clients better manage their finances and employees. CBIZ provides its clients with financial services including accounting and tax, internal audit, merger and acquisition advisory, and valuation services. Employee services include group benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides outsourced technology staffing support services, healthcare consulting and medical practice management. As one of the largest benefits specialists and one of the largest accounting, valuation and medical practice management companies in the United States, the Company’s services are provided through more than 150 Company offices in 36 states.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.
For further information regarding CBIZ, call our Investor Relations Office at (216) 447-9000 or visit our web site at www.cbiz.com.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE MONTHS ENDED JUNE 30, 2010 AND 2009
(In thousands, except percentages and per share data)

	THREE MONTHS ENDED
	JUNE 30,
	2010	%	2009 (1)%

Revenue	$180,840	100.0%	$185,170	100.0%

Operating expenses	159,177	88.0%	165,428	89.3%

Gross margin	21,663	12.0%	19,742	10.7%

Corporate general and administrative expenses (2)	6,638	3.7%	7,674	4.2%

Operating income	15,025	8.3%	12,068	6.5%

Other income (expense):
Interest expense	(3,411)	-1.9%	(3,522)	-1.9%
Gain on sale of operations, net	2	0.0%	14	0.0%
Other (expense) income, net (3)	(2,047)	-1.1%	2,896	1.6%

Total other expense, net	(5,456)	-3.0%	(612)	-0.3%

Income from continuing operations before income tax expense	9,569	5.3%	11,456	6.2%

Income tax expense	2,655		4,597

Income from continuing operations	6,914	3.8%	6,859	3.7%

Loss from operations of discontinued businesses, net of tax	(896)		(207)
(Loss) gain on disposal of discontinued businesses, net of tax	(596)		144

Net income	$5,422	3.0%	$6,796	3.7%

Diluted earnings (loss) per share:
Continuing operations	$0.11		$0.11
Discontinued operations	(0.02)		—

Net income	$0.09		$0.11

Diluted weighted average common shares outstanding	61,837		61,870

Other data from continuing operations:
EBIT (4)	$12,978		$14,964
EBITDA (4)	$18,066		$19,987

(1)	Certain amounts in the 2009 financial data have been reclassified to conform to the current year presentation.

(2)	Includes a benefit of $198 and an expense of $329 for the three months ended June 30, 2010 and 2009, respectively, in compensation expense associated with gains and losses from the Company’s deferred compensation plan (see note 3). Excluding this item, corporate general and administrative expenses would be $6,836 and $7,345, or 3.8% and 4.0% of revenue, for the three months ended June 30, 2010 and 2009, respectively.

(3)	Includes a net loss of $2,188 and a net gain of $2,485 for the three months ended June 30, 2010 and 2009, respectively, attributable to assets held in the Company’s deferred compensation plan. These net gains and losses do not impact “income from continuing operations before income tax expense” as they are directly offset by compensation adjustments to the Plan participants. Compensation is included in “operating expenses” and “corporate general and administrative expenses.”

(4)	EBIT represents earnings from continuing operations before income taxes, interest expense, and gain on sale of operations, net. EBITDA represents EBIT before depreciation and amortization expense of $5,088 and $5,023 for the three months ended June 30, 2010 and 2009, respectively. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(In thousands, except percentages and per share data)

	SIX MONTHS ENDED
	JUNE 30,
	2010	%	2009 (1)%

Revenue	$391,075	100.0%	$401,648	100.0%

Operating expenses	331,468	84.8%	339,415	84.5%

Gross margin	59,607	15.2%	62,233	15.5%

Corporate general and administrative expenses (2)	15,622	4.0%	15,383	3.8%

Operating income	43,985	11.2%	46,850	11.7%

Other income (expense):
Interest expense	(6,579)	-1.7%	(7,025)	-1.7%
Gain on sale of operations, net	376	0.1%	94	0.0%
Other income, net (3)	126	0.1%	2,305	0.5%

Total other expense, net	(6,077)	-1.5%	(4,626)	-1.2%

Income from continuing operations before income tax expense	37,908	9.7%	42,224	10.5%

Income tax expense	14,130		16,962

Income from continuing operations	23,778	6.1%	25,262	6.3%

Loss from operations of discontinued businesses, net of tax	(1,340)		(436)
(Loss) gain on disposal of discontinued businesses, net of tax	(1,032)		151

Net income	$21,406	5.5%	$24,977	6.2%

Diluted earnings (loss) per share:
Continuing operations	$0.38		$0.41
Discontinued operations	(0.03)		(0.01)

Net income	$0.35		$0.40

Diluted weighted average common shares outstanding	61,972		61,891

Other data from continuing operations:
EBIT (4)	$44,111		$49,155
EBITDA (4)	$54,324		$59,222

(1)	Certain amounts in the 2009 financial data have been reclassified to conform to the current year presentation.

(2)	Includes a benefit of $32 and an expense of $202 for the six months ended June 30, 2010 and 2009, respectively, in compensation expense associated with gains and losses from the Company’s deferred compensation plan (see note 3). Excluding this item, corporate general and administrative expenses would be $15,654 and $15,181, or 4.0% and 3.8% of revenue, for the six months ended June 30, 2010 and 2009, respectively.

(3)	Includes a net loss of $936 and a net gain of $1,649 for the six months ended June 30, 2010 and 2009, respectively, attributable to assets held in the Company’s deferred compensation plan. These net gains do not impact “income from continuing operations before income tax expense” as they are directly offset by compensation adjustments to the Plan participants. Compensation is included in “operating expenses” and “corporate general and administrative expenses.”

(4)	EBIT represents income from continuing operations before income taxes, interest expense, and gain on sale of operations, net. EBITDA represents EBIT before depreciation and amortization expense of $10,213 and $10,067 for the six months ended June 30, 2010 and 2009, respectively. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
(In thousands, except per share data)
SELECT SEGMENT DATA

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2010	2009 (1)	2010	2009 (1)
Revenue
Financial Services	$92,144	$94,138	$213,567	$218,831
Employee Services	43,828	42,351	90,616	87,741
Medical Management Professionals	38,018	41,853	73,336	81,701
National Practices	6,850	6,828	13,556	13,375

Total	$180,840	$185,170	$391,075	$401,648

Gross Margin
Financial Services	$9,807	$10,702	$42,130	$42,257
Employee Services	7,178	7,157	16,817	15,194
Medical Management Professionals	4,672	6,604	5,900	11,316
National Practices	268	694	484	1,067
Operating expenses — unallocated (2):
Other	(2,252)	(3,259)	(6,628)	(6,153)
Deferred compensation	1,990	(2,156)	904	(1,448)

Total	$21,663	$19,742	$59,607	$62,233

(1)	Certain amounts in the 2009 financial data have been reclassified to conform to the current year presentation.

(2)	Represents operating expenses not directly allocated to individual businesses, including stock based compensation, consolidation and integration charges and certain advertising expenses. Unallocated operating expenses also include gains or losses attributable to the assets held in the Company’s deferred compensation plan. These gains or losses do not impact “income from continuing operations” as they are directly offset by the same adjustment to “other income (expense), net” in the consolidated statements of operations. Gains recognized from adjustments to the fair value of the assets held in the deferred compensation plan are recorded as additional compensation expense in “operating expenses” and as income in “other income (expense), net.”
CASH EARNINGS AND PER SHARE DATA
Reconciliation of Income from Continuing Operations to Cash Earnings from Continuing Operations (3)

	THREE MONTHS ENDED JUNE 30,
	2010	Per Share	2009	Per Share
Income from Continuing Operations	$6,914	$0.11	$6,859	$0.11

Selected non-cash items:
Depreciation and amortization	5,088	0.08	5,023	0.08
Non-cash interest on convertible note	1,056	0.02	978	0.02
Stock based compensation	1,275	0.02	1,235	0.02

Non-cash items	7,419	0.12	7,236	0.12

Cash earnings — Continuing Operations	$14,333	$0.23	$14,095	$0.23

	SIX MONTHS ENDED JUNE 30,
	2010	Per Share	2009	Per Share
Income from Continuing Operations	$23,778	$0.38	$25,262	$0.41

Selected non-cash items:
Depreciation and amortization	10,213	0.17	10,067	0.16
Non-cash interest on convertible note	2,098	0.03	1,943	0.03
Stock based compensation	2,570	0.04	2,180	0.04
Restructuring charge	1,131	0.02	—	—

Non-cash items	16,012	0.26	14,190	0.23

Cash earnings — Continuing Operations	$39,790	$0.64	$39,452	$0.64

(3)	The Company believes cash earnings and cash earnings per diluted share (non-GAAP measures) more clearly illustrate the impact of certain non-cash charges to income from continuing operations and are a useful measure for the Company and its analysts. Cash earnings is defined as income from continuing operations excluding depreciation and amortization, non-cash interest expense, non-cash stock based compensation expense and the portion of the $1.4 million restructuring charge to be paid in future periods related to the 2010 acquisition of Goldstein Lewin. Cash earnings per diluted share is calculated by dividing cash earnings by the number of weighted average diluted common shares outstanding for the period indicated. Cash earnings and cash earnings per diluted share should not be regarded as a replacement or alternative of performance under generally accepted accounting principles.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
(In thousands, except percentages and ratios)
SELECT BALANCE SHEET DATA AND RATIOS

	JUNE 30,	DECEMBER 31,
	2010	2009 (1)
Cash and cash equivalents	$408	$9,257
Restricted cash	$12,512	$15,432
Accounts receivable, net	$156,160	$128,766
Current assets before funds held for clients	$190,384	$181,001
Funds held for clients — current and non-current	$72,376	$98,470
Goodwill and other intangible assets, net	$393,045	$375,211

Total assets	$714,324	$713,097

Notes payable — current	$280	$13,410
Convertible notes — current	$95,946	$—
Current liabilities before client fund obligations	$181,445	$89,530
Client fund obligations	$74,478	$101,279
Convertible notes — non-current	$—	$93,848
Bank debt	$115,000	$110,000

Total liabilities	$423,835	$442,479

Treasury stock	$(277,243)	$(269,642)

Total stockholders’ equity	$290,489	$270,618

Debt to equity (2)	72.6%	75.3%
Days sales outstanding (DSO) — continuing operations (3)	79	66

Shares outstanding	61,698	61,937

Basic weighted average common shares outstanding	61,479	61,200

Diluted weighted average common shares outstanding	61,972	61,859

(1)	Certain amounts in the 2009 financial data have been reclassified to conform to the current year presentation.

(2)	Ratio is convertible notes and bank debt divided by total stockholders’ equity.

(3)	DSO is provided for continuing operations and represents accounts receivable (before the allowance for doubtful accounts) and unbilled revenue (net of realization adjustments) at the end of the period, divided by trailing twelve month daily revenue. The Company has included DSO data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to collect on receivables in a timely manner. DSO should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles. DSO at June 30, 2009 was 71.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007